CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Contingent Coupon Optimization	$1,929,900	$263.24
Securities due 2020

Pricing Supplement No. 479 Registration Statement No. 333-178081 Dated December 26, 2012 Filed Pursuant to Rule 424(b)(2)
Morgan Stanley $1,929,900 Trigger Contingent Coupon Optimization Securities
Linked to the S&P 500® Index due December 31, 2020

Investment Description
These Trigger Contingent Coupon Optimization Securities ( the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley (the “Issuer”) and provide a return based on the performance of the S&P 500® Index ( the “Underlying Index”).  If the closing value of the Underlying Index on any monthly Observation Date (the “Observation Date Index Value”), is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will be payable with respect to that Observation Date.  At maturity, if the Final Index Value is equal to or greater than the Trigger Level (which will be the same as the Coupon Barrier), Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Index Value is less than the Trigger Level, Morgan Stanley will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Index from the Trade Date to the Final Observation Date.  Investors will not participate in any appreciation of the S&P 500 Index®.  The Securities are designed for investors who seek an opportunity to earn an enhanced coupon in exchange for the risk of losing their principal at maturity and the risk of receiving no monthly Contingent Coupon when the S&P 500® Index on the related Observation Date closes below the Coupon Barrier over the 8-year term of the Securities.  Investing in the Securities involves significant risks.  You may lose some or all of your principal amount and may not receive a Contingent Coupon for some or all of the monthly Observation Dates.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of the Underlying Index is greater than the Trigger Level at the time of sale.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
Contingent Coupon: If the Observation Date Index Value on any monthly Observation Date is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will accrue or be payable with respect to that Observation Date.
Contingent Downside Market Exposure at Maturity: If the Final Index Value is greater than or equal to the Trigger Level and Coupon Barrier on the Final Observation Date, Morgan Stanley will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon with respect to the Final Observation Date.  If the Final Index Value is less than the Trigger Level, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Index from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of the Underlying Index is greater than the Trigger Level at the time of sale.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.
Trade Date	December 26, 2012
Settlement Date	December 31, 2012 (3 business days after the Trade Date)
Observation Dates*	Monthly
See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date*	December 24, 2020
Maturity Date*	December 31, 2020

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Additional Terms of the Securities—Postponement of Observation Dates, Coupon Payment Dates and Maturity Date” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

We are offering Trigger Contingent Coupon Optimization Securities Linked to the S&P 500® Index.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The actual Contingent Coupon Rate, Initial Index Value, Coupon Barrier and Trigger Level for the Securities were determined on the Trade Date.

Underlying Index	Contingent Coupon Rate	Initial Index Value	Coupon Barrier/Trigger Level	CUSIP	ISIN
S&P 500® Index	6.30% per annum	1,419.83	851.90, which is approximately 60% of the Initial Index Value	61761M110	US61761M1100
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.40	$9.60
Total	$1,929,900	$77,196	$1,852,704
(1)           UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 4% for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this pricing supplement.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Contingent Coupon Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 21, 2011, the Morgan Stanley prospectus supplement dated November 21, 2011 and the Morgan Stanley index supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described in this pricing supplement will prevail.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Index.

t You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe the Underlying Index will close at or above the Coupon Barrier on the Observation Dates, including above the Trigger Level on the Final Observation Date.

t You understand and accept that you will not participate in any appreciation in the Underlying Index and that your potential return is limited to the Contingent Coupons.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.

t You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the constituent stocks of the Underlying Index.

t You are willing to hold the Securities to maturity, a term of 8 years.

t You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying Index.

t You require an investment designed to provide a full return of principal at maturity.

t You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe that the value of the Underlying Index will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, including closing below the Trigger Level on the Final Observation Date.

t You seek an investment that participates in the full appreciation in the Underlying Index or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.

t You are not willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek guaranteed current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Underlying Index.

t You are unable or unwilling to hold the Securities to maturity, a term of 8 years, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Index	S&P 500® Index.
Principal Amount	$10.00 per Security
Term	8 years
Contingent Coupon
If the Observation Date Index Value is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.
If the Observation Date Index Value is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.
The Contingent Coupon is a fixed amount based on equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.  The Contingent Coupon payment of $0.0525 would be applicable for each Observation Date on which the Observation Date Index Value is greater than or equal to the Coupon Barrier.
Contingent coupon payments on the Securities are not guaranteed. Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the Index Closing Value is less than the Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 6.30% per annum.
Observation Dates	Monthly. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date	December 24, 2020, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Index during the term of the Securities.
If the Final Index Value is equal to or greater than the Trigger Level and Coupon Barrier, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.
If the Final Index Value is less than the Trigger Level,  Morgan Stanley will pay you an amount calculated as follows:
$10 × (1 + Index Return)
In this case, you will lose a substantial portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Index from the Trade Date to the Final Observation Date.

Observation Date Index Value	The Index Closing Value on any Observation Date.
Index Return	Final Index Value – Initial Index Value Initial Index Value

Investment Timeline
Initial Index Value	1,419.83, which is the Index Closing Value on the Trade Date.
Final Index Value	The Index Closing Value on the Final Observation Date.
Trigger Level	851.90, which is approximately 60% of the Initial Index Value.
Coupon Barrier	851.90, which is approximately 60% of the Initial Index Value.
Record Date
The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity shall be payable to whom the Payment at Maturity shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates(1)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
1/29/2013	1/31/2013	1/28/2015	1/30/2015	1/27/2017	1/31/2017	1/29/2019	1/31/2019
2/26/2013	2/28/2013	2/25/2015	2/27/2015	2/24/2017	2/28/2017	2/26/2019	2/28/2019
3/26/2013	3/28/2013	3/27/2015	3/31/2015	3/29/2017	3/31/2017	3/27/2019	3/29/2019
4/26/2013	4/30/2013	4/28/2015	4/30/2015	4/26/2017	4/28/2017	4/26/2019	4/30/2019
5/29/2013	5/31/2013	5/27/2015	5/29/2015	5/26/2017	5/31/2017	5/29/2019	5/31/2019
6/26/2013	6/28/2013	6/26/2015	6/30/2015	6/28/2017	6/30/2017	6/26/2019	6/28/2019
7/29/2013	7/31/2013	7/29/2015	7/31/2015	7/27/2017	7/31/2017	7/29/2019	7/31/2019
8/28/2013	8/30/2013	8/27/2015	8/31/2015	8/29/2017	8/31/2017	8/28/2019	8/30/2019
9/26/2013	9/30/2013	9/28/2015	9/30/2015	9/27/2017	9/29/2017	9/26/2019	9/30/2019
10/29/2013	10/31/2013	10/28/2015	10/30/2015	10/27/2017	10/31/2017	10/29/2019	10/31/2019
11/26/2013	11/29/2013	11/25/2015	11/30/2015	11/28/2017	11/30/2017	11/26/2019	11/29/2019
12/27/2013	12/31/2013	12/29/2015	12/31/2015	12/27/2017	12/29/2017	12/27/2019	12/31/2019
1/29/2014	1/31/2014	1/27/2016	1/29/2016	1/29/2018	1/31/2018	1/29/2020	1/31/2020
2/26/2014	2/28/2014	2/25/2016	2/29/2016	2/26/2018	2/28/2018	2/26/2020	2/28/2020
3/27/2014	3/31/2014	3/29/2016	3/31/2016	3/27/2018	3/29/2018	3/27/2020	3/31/2020
4/28/2014	4/30/2014	4/27/2016	4/29/2016	4/26/2018	4/30/2018	4/28/2020	4/30/2020
5/28/2014	5/30/2014	5/26/2016	5/31/2016	5/29/2018	5/31/2018	5/27/2020	5/29/2020
6/26/2014	6/30/2014	6/28/2016	6/30/2016	6/27/2018	6/29/2018	6/26/2020	6/30/2020
7/29/2014	7/31/2014	7/27/2016	7/29/2016	7/27/2018	7/31/2018	7/29/2020	7/31/2020
8/27/2014	8/29/2014	8/29/2016	8/31/2016	8/29/2018	8/31/2018	8/27/2020	8/31/2020
9/26/2014	9/30/2014	9/28/2016	9/30/2016	9/26/2018	9/28/2018	9/28/2020	9/30/2020
10/29/2014	10/31/2014	10/27/2016	10/31/2016	10/29/2018	10/31/2018	10/28/2020	10/30/2020
11/25/2014	11/28/2014	11/28/2016	11/30/2016	11/28/2018	11/30/2018	11/25/2020	11/30/2020
12/29/2014	12/31/2014	12/28/2016	12/30/2016	12/27/2018	12/31/2018	12/24/2020	12/31/2020

(1)
Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Additional Terms of the Securities—Postponement of Observation Dates, Coupon Payment Dates and Maturity Date” in this document.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the Index Return is negative and the Final Index Value is less than the Trigger Level, you will be exposed to the full decline in the value of the Underlying Index, as compared to the Initial Index Value, on a 1 to 1 basis.  As a result, you will incur a loss of your initial investment that is proportionate to the decline of the Underlying Index over the term of the Securities. You could lose your entire principal amount.

t
The Contingent Coupon is based solely on the Observation Date Index Value.  Whether the Contingent Coupon payment will be made with respect to an Observation Date will be based on the applicable Observation Date Index Value.  As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date.  Moreover, because the Contingent Coupon payment is based solely on the Observation Date Index Value on a specific Observation Date, if such Observation Date Index Value is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing value of the Underlying Index was higher on other days during the applicable monthly period or at any other time during the term of the Securities.

t
You will not receive any Contingent Coupon for any monthly period where the Observation Date Index Value is less than the Coupon Barrier. A Contingent Coupon will be paid with respect to a monthly period only if the corresponding Observation Date Index Value is greater than or equal to the Coupon Barrier.  If any Observation Date Index Value is below the Coupon Barrier, the Contingent Coupon will not accrue or be payable for that Observation Date.  If the Observation Date Index Value remains below the Coupon Barrier on each Observation Date over the 8-year term of the Securities, you will not receive any Contingent Coupons and you will not receive a positive return on your Securities.

t
Investors will not participate in any appreciation in the Underlying Index.  Investors will not participate in any appreciation in the value of the Underlying Index from the Initial Index Value, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Index Value is greater than or equal to the Coupon Barrier.  It is also possible that the closing value of the Underlying Index could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive little or no Contingent Coupons.  In addition, at maturity, you may be exposed to the full downside market risk of the Underlying Index and lose some or all of your investment despite not being able to participate in any potential appreciation of the Underlying Index.  If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Trigger Level is considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the value of the Underlying Index is above the Trigger Level at that time.  If you hold the Securities to maturity, Morgan Stanley will either repay you the full principal amount per Security plus the final Contingent Coupon, or if the Underlying Index closes below the Trigger Level on the Final Observation Date, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Index from the Trade Date to the Final Observation Date.

t
Higher Contingent Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the value of the Underlying Index. The greater the volatility of the Underlying Index, the more likely it is that the Underlying Index could close below the Trigger Level on the Final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set on the Trade Date, the Underlying Index’s volatility can change significantly over the term of the Securities, and may increase, but the Contingent Coupon Rate will not be adjusted. The value of the Underlying Index could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the value of the Underlying Index on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the volatility (frequency and magnitude of changes in value) of the Underlying Index,

o	whether the Observation Date Index Value has been below the Coupon Barrier on any Observation Date,

o	dividend rates on the stocks constituting the Underlying Index,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Index or equities markets generally and which may affect the Final Index Value, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The level of the Underlying Index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t
Investing in the securities is not equivalent to investing in the Underlying Index. Investing in the Securities is not equivalent to investing in the Underlying Index or its component stocks. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Index.  Further, you will not participate in any potential appreciation of the Underlying Index even though you may be exposed to its full decline at maturity.

t
Adjustments to the Underlying Index could adversely affect the value of the Securities.  The Index Publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Index Publisher may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index.  The Index Publisher may discontinue or suspend calculation or publication of the Underlying Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Underlying Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Underlying Index and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Index), including trading in the stocks that constitute the Underlying Index as well as in other instruments related to the Underlying Index.  Some of our subsidiaries also trade the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Index Value and, as a result, could have increased the Coupon Barrier and Trigger Level which is the price at which the Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon and in order for you to avoid being exposed to the negative price performance of the Underlying Index at maturity.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the Index Closing Value on the Observation Dates and, accordingly, whether the Contingent Coupon is payable and the payout to you at maturity.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Index Value, the Coupon Barrier and the Trigger Level, and will determine the Final Index Value, whether a market disruption event has occurred and the payment that you will receive at maturity, if any.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect whether you receive a Contingent Coupon as well as the payout to you at maturity.

t
The U.S. federal income tax consequences of an investment in the Securities are uncertain.  There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.  Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Index Value has declined below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.  Non-U.S. Holders should note that we currently intend to withhold on any Contingent Coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The following hypothetical examples are for illustrative purposes only.  Whether you receive a Contingent Coupon will be determined on each monthly Observation Date and the payment at maturity, if any, will be determined on the Final Observation Date.  Any payment on the Securities is subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms (actual terms were determined on the Trade Date and are specified on the cover hereof):

t	Principal Amount: $10

t	Term: 8 years

t	Hypothetical Initial Index Value: 1,400

t	Contingent Coupon Rate: 6.30% per annum (or 0.525% per month)

t	Contingent Coupon: $0.0525 per month

t	Observation Dates: Monthly

t	Hypothetical Coupon Barrier and Trigger Level: 840, which is 60% of the Hypothetical Initial Index Value

t	Total Number of Observation Dates: 96

Example 1.  On 3 Observation Dates prior to the Final Observation Date, the Index Closing Value is greater than or equal to the Coupon Barrier of 840, and the Index Closing Value on each other Observation Date prior to the Final Observation Date is less than the Coupon Barrier of 840.  Therefore, you would receive the Contingent Coupon of $0.0525 with respect to those 3 Observation Dates, totaling $0.0525 x 3 = $0.1575.  On the Final Observation Date, the Index Closing Value is 560, which is less than the Trigger Level.  As the Final Index Value is less than the Trigger Level, you would not receive the final Contingent Coupon, and you would receive a payment on the maturity date equal to the product of (i) Principal Amount and (ii) one plus the Index Return, calculated as follows:

= $10 x (1 + Index Return) = $10 x [1 + (Final Index Value – Initial Index Value) / Initial Index Value] = $10 x [1 + (560 - 1,400) / 1,400] = $4

The payment at maturity of $4 results in a 60% loss of principal which is proportionate to the -60% Index Return.

The total payment over the eight-year term of the Securities is $0.1575 + $4 = $4.16 per Security (-58.4% return on the Securities).

Example 2.  On 36 Observation Dates prior to the Final Observation Date, the Index Closing Value is greater than or equal to the Coupon Barrier of 840, and the Index Closing Value on each other Observation Date prior to the Final Observation Date is less than the Coupon Barrier of 840.  Therefore, you would receive the Contingent Coupon of $0.0525 with respect to those 36 Observation Dates, totaling $0.0525 x 36 = $1.89.  On the Final Observation Date, the Index Closing Value is 560, which is less than the Trigger Level.  As the Final Index Value is less than the Trigger Level, you would not receive the final Contingent Coupon, and you would receive a payment on the maturity date equal to the product of (i) Principal Amount and (ii) one plus the Index Return, calculated as follows:

= $10 x (1 + Index Return) = $10 x [1 + (Final Index Value – Initial Index Value) / Initial Index Value] = $10 x [1 + (560 - 1,400) / 1,400] = $4

The payment at maturity of $4 results in a 60% loss of principal which is proportionate to the -60% Index Return.

The total payment over the eight-year term of the Securities is $1.89 + $4 = $5.89 per Security (-41.1% return on the Securities).

Example 3.  On 36 Observation Dates prior to the Final Observation Date, the Index Closing Value is greater than or equal to the Coupon Barrier of 840, and the Index Closing Value on each other Observation Date prior to the Final Observation Date is less than the Coupon Barrier of 840.  Therefore, you would receive the Contingent Coupon of $0.0525 with respect to those 36 Observation Dates, totaling $0.0525 x 36 = $1.89.  On the Final Observation Date, the Index Closing Value is 900, which is greater than the Trigger Level.  As the Final Index Value is greater than or equal to the Trigger Level, you would receive the Principal Amount plus a Contingent Coupon with respect to the Final Observation Date, calculated as follows:

Principal Amount + Contingent Coupon = $10 + $0.0525 = $10.0525

The total payment over the eight-year term of the Securities is $1.89 + $10.0525 = $11.94 per Security (19.4% return on the Securities).

Example 4.  On each Observation Date prior to the Final Observation Date, the Index Closing Value is greater than or equal to the Coupon Barrier of 840.  Therefore, you would receive the Contingent Coupon of $0.0525 with respect to each such Observation Date, totaling $0.0525 x 95 = $4.9875.  On the Final Observation Date, the Index Closing Value is 2,520, which is greater than the Trigger Level.  As the Final Index Value is greater than or equal to the Trigger Level, you would receive the Principal Amount plus a Contingent Coupon with respect to the Final Observation Date, calculated as follows:

Principal Amount + Contingent Coupon = $10 + $0.0525 = $10.0525

The total payment over the eight-year term of the Securities is $4.9875 + $10.0525 = $15.04 per Security (50.4% return on the Securities).

This example represents the maximum amount payable over the eight-year term of the securities, and illustrates that although the level of the Underlying Index has appreciated significantly, the investor’s return is limited to the Contingent Coupons, without any participation in the appreciation of the Underlying Index.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Coupon.  Any Contingent Coupon on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the Contingent Coupon, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Because the amount of the Contingent Coupon in respect of a monthly period will not be known until the relevant Observation Date, it is unclear how much of the Contingent Coupon will be treated as having accrued on the Securities at the time of a sale or exchange that occurs during the period.  Any gain or loss recognized upon a sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Index Value has declined below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any Contingent Coupon made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any Contingent Coupon and may be filed with the IRS in connection with the payment at maturity on the Securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Index

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2007 through December 26, 2012.  The closing value of the S&P 500® Index on December 26, 2012 was 1,419.83.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/30/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/30/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/26/2012*	1,461.40	1,353.33	1,419.83

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500 Index from January 1, 2007 through December 26, 2012, based on information from Bloomberg. Past performance of the S&P 500 Index is not indicative of the future performance of the S&P 500 Index.

Additional Terms of the Securities

Some Definitions

t
“Index Closing Value” on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Underlying Index, or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Underlying Index described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

t	“Index Publisher” means Standard & Poor’s Financial Services LLC (“S&P”) or any successor thereto.

t
“Index Business Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

t
“Relevant Exchange” means, with respect to the Underlying Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Observation Dates, Coupon Payment Dates and Maturity Date

If any scheduled Observation Date, including the Final Observation Date, is not an Index Business Day or if there is a Market Disruption Event on such day, the relevant Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

If any scheduled Coupon Payment Date is not a Business Day, that Contingent Coupon, if any, will be made on the next succeeding Business Day; provided that if, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second Business Day following the Observation Date as postponed.  In either case, no adjustment will be made to any Contingent Coupon made on that postponed date.

If, due to a Market Disruption Event or otherwise, the Final Observation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second business day following the Final Observation Date, as postponed.

Discontinuance of the Underlying Index; Alteration of Method of Calculation

If the Index Publisher discontinues publication of the Underlying Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of the Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Underlying Index or the Successor Index prior to, and such discontinuance is continuing on, any Observation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value of the Underlying Index or the Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time, the method of calculating the Underlying Index or the Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or the Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or the Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Underlying Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying Index or the Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or the Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation in case of an Event of Default

If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Agent

The “agent” is MS & Co.

Calculation Agent

The “Calculation Agent” for the Securities will be MS & Co and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); provided that the Calculation Agent shall not apply any rounding for the purpose of determining whether the Coupon Barrier or Trigger Level has been reached; all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive, if any, on each Coupon Payment Date and at maturity or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Book Entry Note or Certificated Note

Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this document, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Underlying Index and in futures and/or options contracts on the Underlying Index.  Such purchase activity could have increased the Initial Index Value, and, as a result, could have increased the Coupon Barrier and the Trigger Level which is the price at which the Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon or in order for you to avoid being exposed to the negative performance of the Underlying Index at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlying Index, futures or options contracts on the Underlying Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index and, therefore, adversely affect the value of the Securities, whether you will receive a Contingent Coupon on any Coupon Payment Date or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:
(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of 4% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.